Exhibit 3.5

ARTICLES OF INCORPORATION

OF

ATLANTIC BANKCARD PROPERTIES CORPORATION

We, the undersigned natural persons of the age of twenty-one years or more, do hereby associate ourselves into a business corporation under the laws of the State of North Carolina, as contained in Chapter 55 of the General Statutes of North Carolina, entitled “Business Corporation Act,” and the several amendments thereto, and to that end do hereby set forth:

1. The name of the Corporation is Atlantic Bankcard Properties Corporation.

2. The period of duration of the corporation shall be perpetual.

3. The purpose or purposes for which the corporation is organized are:

To buy, sell, exchange, rent, manage, and deal in real estate of all sorts, kinds and descriptions, either for its own account, or as agent, factor, or broker for any other individual, firm, or corporation. To carry on and transact a general real estate business, including the right to take, acquire, buy, hold, maintain, rent, develop, sell, convey, mortgage, exchange, improve, and otherwise deal in and dispose of real estate, chattels, real and personal property of every nature and description whatever, or any interest or right therein without limit as to amount; to convey, subdivide, plot, improve and develop land or property for sale or otherwise; to do and perform all things needful and lawful for the development and improvement of the same for residence, trade, or business; to erect and construct houses, buildings, or works of every description on any land, and to rebuild and enlarge, alter, improve and maintain existing houses, buildings or works; to construct, convert, maintain and use roads and other conveniences, and generally to deal with and improve the property of the company or any other person, firm, association, or corporation.

To purchase or otherwise acquire, and to hold, own, sell, convey, exchange, hire, lease, pledge, encumber, and otherwise deal in and dispose of all kinds of personal property, chattels real, choses in action, notes, bonds, mortgages and other securities.

To purchase or otherwise acquire and to hold, own, sell, convey, and lease any and all forms of personal property, goods, merchandise and machinery and to lease, sell, rent or otherwise deal in the transfer of any interest in said items of personal property to others and in general to conduct a general personal property leasing and rental trade.

To buy, acquire, own and sell stocks, bonds, securities, notes, and other choses in action; to lend money and make advances from time to time secured by note or mortgage on real estate or personal property; to procure money for borrowers and to guarantee to the lender the payment of both the principal and interest or either; and to carry on a general rental and collection business.

To contract with any person, firm or corporation, public or private, and to carry out and perform contracts of every sort, and any kind, and to purchase, lease, or otherwise acquire any and all rights, privileges and franchises convenient or profitable to carry out anything in connection with the corporate business of the company.

To purchase the business, good will, rights, property, contracts and assets of all kinds and to undertake the whole or any part of the liabilities of any person, firm, association, or corporation, and to pay for the same in cash, stock, bonds, debentures, or other securities of this corporation or otherwise. To manage, direct, operate, contract, sell, encumber and do all things necessary for the profitable operation of any business so purchased.

To purchase, hold, pledge, transfer, sell, assign or otherwise dispose of capital stock, notes, bonds, or securities or evidences of indebtedness created by any other corporation, or corporations, of this or any other State, or the dividends or interest thereon or the income therefrom, and while owner or holder of such securities, to exercise any or all of the rights, powers or privileges pertaining thereto, including the right to vote thereon.

To buy or otherwise acquire any other enterprise adapted to be carried on in connection with the corporation’s principal businesses, together with the good will, right, property and assets of all kinds thereto pertaining; in connection therewith to assume any of the liabilities of any person, firm or corporation and to pay for the same in cash, service, stock debentures, or other securities of the corporation.

To borrow money from any person, firm, or corporation; to make and issue notes, bills, bonds and debentures, and other evidence of indebtedness of any kind, and to secure the same by pledge, mortgage, or otherwise, without limit as to amount, and to provide for payment of the same by any means whatsoever lawful.

To acquire, hold, sell or pledge stocks, bonds, debentures, or other securities, and issue against the same debentures or other evidence of interest in the same by declaration of trust, trust in debentures or by other instrument or declaration of the Corporation and sell the same in such manner as may be determined to be the benefit of the Corporation.

To engage in any other lawful activity, including, but not limited to, constructing, manufacturing, raising or otherwise producing, and repairing, servicing, storing or otherwise caring for any type of structure, commodity or livestock whatsoever; processing, selling, brokering, factoring, distributing, lending, borrowing or investing in any type of property whether real or personal, tangible or intangible; transporting freight; collecting and disseminating information or advertisement through any medium whatsoever; performing personal services of any nature; and entering into or serving in any type of management; investigative; advisory, promotional, protective, insurance, guarantyship, suretyship, fiduciary or representative capacity or relationship for any persons, firms or corporations whatsoever.

The several objects and powers specified in this Article shall not be limited by or dependent upon the terms of any other clause in any other part of this Article, but the objects and powers specified in each of the clauses of this Article shall be regarded as independent and separate purposes and powers of the Corporation.

To do all and everything necessary, suitable, expedient or proper for the accomplishment of any of the purposes, or the attainments of any one or more of the objects herein enumerated or incident to the powers herein named, or which shall at any time appear conducive or expedient for the protection or benefit of the corporation either as holders of, or interested in any property or otherwise; with all the powers now or hereafter conferred by the laws of North Carolina upon corporations of like character.

4. The aggregate number of shares which the corporation shall have authority to issue is 5,000, divided into one class. The designation of each class, number of shares of each class, series, if any, within each class, and the par value, if any, of the shares of each class, or a statement that the shares of any class are without par value, is as follows:

		Number	Par Value
Class	Series	of Shares	per share

Common	—	5,000	No-Par

5. The minimum amount of consideration for its shares to be received by the corporation before it shall commence business is $100.00

6. The shareholders of the shares of this corporation shall not have pre-emptive rights.

7. The address of the initial registered office of the corporation is 914 First-Citizens Bank Building, Raleigh, Wake County, North Carolina, but it may have one or more branch offices and places of business out of the State of North Carolina as well as in said State and the name of the initial registered agent at such address is John R. Jordan, Jr.

8. The number of directors of the corporation may be fixed by the by-laws, but shall not be less than three.

The number of directors constituting the initial board of directors shall be nine, and the names and addresses of the persons who are to serve as directors until the first meeting of shareholders or until their successors are elected and qualified are:

Edwin Duncan	The Northwestern Bank
Northwestern Bank Building
North Wilkesboro, North Carolina
28659

Lewis R. Holding	First-Citizens Bank & Trust Comp
20 East Martin Street
Raleigh, North Carolina 27602

W. Wright Harrison	Virginia National Bank
One Commercial Place
Norfolk, Virginia 23510

Hilton J. Herrman	Central National Bank
Central National Bank Building
Richmond, Virginia 23219

J. E. Sandlin	Southern National Bank
Southern National Bank Building
500 North Chestnut Street
Lumberton, North Carolina 28358

William W. Bruner	First National Bank of South Carolina
1208 Washington Street
Columbia, South Carolina 29202

Paul Wright, Jr.	Central Carolina Bank & Trust Company
111 Corcoran Street
Durham, North Carolina 27701

W. H. Stanley	Peoples Bank & Trust Company
Peoples Bank & Trust Company Building
Rocky Mount, North Carolina 2780

Paul Propst	Security Bank & Trust Company
215-217 South Main Street
Salisbury, North Carolina 28144

9. The names and addresses of all of the incorporators are:

John R. Jordan, Jr.	914 First-Citizens Bank
20 East Martin Street
Raleigh, North Carolina 27602

Charles B. Morris, Jr.	914 First-Citizens Bank
20 East Martin Street
Raleigh, North Carolina 27602

William R. Hoke	914 First-Citizens Bank
20 East Martin Street
Raleigh, North Carolina 27602

10. In addition to the general powers granted corporations under the laws of the State of North Carolina, the Board of Directors of this corporation shall have full power by vote of a mamority of all the Directors, and without the assent or vote of the stockholders to make, alter, amend, and rescind the By-laws of this company.

IN TESTIMONY WHEREOF, we have hereunto set our hands, this the 15th day of October, 1968.

/s/ John R. Jordan, Jr.
John R. Jordan, Jr.

/s/ Charles B. Morris, Jr.
Charles B. Morris, Jr.

/s/ William R. Hoke
William R. Hoke

STATE OF NORTH CAROLINA

COUNTY OF WAKE

THIS IS TO CERTIFY, that on the    15 day of October, 1968, before me, a Notary Public personally appeared William R. Hoke, John R. Jordan, Jr., Charles B. Morris, Jr., and who I am satisfied are the persons named in and who executed the foregoing Articles of Incorporation and I having first made known to them the contents thereof, they did each acknowledge that they signed and delivered the same as their voluntary act and deed for the uses and purposes therein expressed.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal, this the 15 day of October, 1968.

/s/ Vivian L. Pate
Notary Public

ARTICLES OF AMENDMENT

TO THE CHARTER OF

ATLANTIC BANCARD PROPERTIES CORPORATION

The undersigned corporation hereby executes these Articles of Amendment for the purpose of amending its charter:

I

The name of the corporation is Atlantic Bankcard Properties Corporation.

II

The following amendment to the charter of the corporation was adopted by its shareholders on the 2nd day of November, 1988, in the manner prescribed by law:

NOW, BE IT RESOLVED that the Articles of Incorporation of Atlantic Bankcard Properties Corporation be and the same hereby are amended by the addition of a new paragraph 11 reading as follows:

No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, this exemption from liability shall not apply to any liability of a director (i) for acts or omissions not made in good faith that the director at the time of such breach knew or believed were in conflict with the best interests of the corporation, (ii) for any transaction from which the director derived an improper personal benefit, (iii) for any liability under North Carolina General Statute 55-32, or (iv) for acts or omissions occurring prior to the effective date of this provision.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

III

The number of shares of the corporation outstanding at the time of such adoption was 1,992 and the number of shares entitled to vote thereon was 1,992.

IV

The number of shares voted for such amendment was 1,669; and the number of shares voted against such amendment was 0.

V

The amendment herein effected does not give rise to dissenters rights to payment for the reason that the only effect of such amendment is to set forth a limitation of directors’ personal liability as authorized by G.S. 55-7(11).

IN WITNESS WHEREOF, these articles are signed by the President and the Secretary of the corporation this 26th day of January 1989.

ATLANTIC BANKCARD PROPERTIES CORPORATION

/s/ Aaron Register
Aaron Register, President

/s/ J.D. Davis
J.D. Davis, Secretary

STATE OF NORTH CAROLINA

COUNTY OF WAKE

This is to certify that on this the 26th day of January, 1989, personally appeared before me Aaron Register and J. D. Davis, being by me first duly sworn, depose and say that they signed the foregoing “Articles of Amendment” in the capacities indicated, and that the statements therein contained are true and correct.

/s/ Teresa A. Carroll
Notary Public

My Commission Expires:

9-18-93